Exhibit 99.1

press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date

Immediate

contact

Ann Marie Luhr

February 21, 2006

716-687-4225

MOOG INC. ANNOUNCES CLOSING

OF SALE OF 2,875,000 SHARES OF CLASS A COMMON STOCK

East Aurora, NY, February 21, 2006 - Moog Inc. (NYSE:MOG.A and MOG.B) today announced that it has closed its public offering and sale of 2,875,000 shares of Class A common stock (which number of shares includes 375,000 shares sold pursuant to the underwriter’s over-allotment option) at a price of $31.00 per share. Net proceeds to Moog from the offering were approximately $84.5 million.  Moog will use the net proceeds from this offering to repay a portion of the outstanding indebtedness under the revolving credit facility portion of its bank credit facility, which amount may be reborrowed for general corporate purposes, including acquisitions.  All of the shares were offered by Moog solely pursuant to a prospectus supplement under Moog’s existing shelf-registration statements.

Cowen & Co., LLC acted as the sole manager for the offering.  Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from Cowen & Co., LLC at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020.

Moog is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.